Highwater Ethanol, LLC

Investor Update

July 2018

Volume 7 , Issue 1

Highwater Ethanol Highlights...

From the Desk of Highwater Ethanol, LLC
CEO Brian Kletscher



Happy Summer!!!! We are nearing the completion of nine years in operation at Highwater Ethanol in the middle of August. We have made great progress on our operations and debt reduction. Our debt is currently at $7.5 million on long term debt and $2.5 million on our term revolver which we use for operation. This is a nice reduction from where we started nine years ago at $65.4 million.

We filled our Form 10-Q for the 2nd Quarter with the SEC on June 7, 2018. Our net income for the 2nd Quarter was $1.335 million. Margins continue to be up and down this year. We continue to focus on operations to ensure the best efficiencies we can get at your facility. Through the end of the 2nd Quarter we produced an average of approximately 2.94 gallons of denatured ethanol per bushel of corn ground. We continue to review enzymes, yeast and other items to ensure the best efficiencies.

We continue to work on increasing production of ethanol at your facility. We currently have an application pending with the MPCA to increase the limits in our permit to allow us to increase production from 59.5 million gallons per year to 70.2 million gallons per year. We believe this increase can be accomplished with your current facility. We are hopeful that the permit will be approved in the next 6 – 8 months.

Have a Safe and Fun Summer



Highwater Ethanol, LLC

Contact Information:

24500 US HWY 14
PO BOX 96
Lamberton, MN
56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

E-MAIL:
info@highwaterethanol.com

WEB ADDRESS:
highwaterethanol.com

Industry Information. E15 and Exports should be a continued priority in 2018 - 2019. Exports are needed to support a very efficient U.S Ethanol industry, as production continues to increase in the U.S. exports will be very key for the industry in the future. We have seen increased interest from Countries including Mexico, Canada, China, Japan, Vietnam, Philippians, India and many other countries. The industry is working to secure these exports. The industry is doing our job for continued exports; however, we now need the Federal Government to get its job done, work the trade items out, remove the tariffs and get exports back on track for ethanol and all farm commodities. The better use would be at the consumer level in the U.S.! We believe this can be accomplished by using a higher blend such as E15, E30 or E85! This will continue to reduce our dependence on crude oil and continue to clean the air!! Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with MN Bio Fuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota, Minnesota currently has over 270 E15 pumps available as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry each member should be doing their part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. Both of these entities do a great job in representing the ethanol industry at the Federal level.

Our Mission Statement: “To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future.”

Highwater Ethanol’s Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long - term core investments.

A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term debt reduction.
I encourage you to visit our web page at highwaterethanol.com, this will give your markets, weather, investor information and related items. Like us on Facebook!
If you are ever passing through the area and would like a tour of your facility, please stop by, we would be very happy to walk you through the facility.

Our management team consists of; Luke Schneider, CFO, Shane Rasset, Plant Manager, Tom Streifel, Risk/Commodity Manager, Derek Trapp, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, EHS Manager and Tim Apitz, EHS Manager. We have positioned our team to be successful in the ethanol industry.

Have a safe summer and fall!!!

We will take care of the present as we focus on the future!!!

The Financial Insights with CFO Luke Schneider



Welcome to Summer 2018! The first half of Highwater's fiscal year 2018 is already behind us. Our 2nd Quarter, Form 10-Q, report was recently filed on June 7th. Our Net Income for the six-month period was just under $400 thousand. Margins improved during the second quarter of our fiscal year and we continue to pay down our debt as we've watched interest rates steadily increase throughout this year and last.

Highwater does not have any major projects scheduled for fiscal year 2018. Our focus continues to be on margin enhancing opportunities as we always are looking for ways to further optimize our plants performance. With continued volatility in the commodity markets, it only stresses more the importance of controlling the items we can which includes plant efficiencies and positive margin management when the markets allow.

Please find below the breakdown of Statement of Operations for both the 2nd Quarter individually and in total for the six-month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

Enjoy the Second Half of Fiscal Year 2018!!

Sincerely,

Luke Schneider
CFO

	Three Months Ended April 30, 2018	Six Months Ended April 30, 2018
	(Unaudited)	*(Unaudited)*
Revenues	$ 24,262,577	$ 47,242,624
Cost of Goods Sold	21,979,252	45,010,995
Gross Profit	2,283,325	2,231,629
Operating Expenses	790,744	1,533,693
Operating Profit	1,492,581	697,936
Other Income (Expense)	(157,099)	(315,649)
Net Income	$ 1,335,482	$ 382,287
Weighted Average Units Outstanding	4,814	4,814
Net Income (Loss) Per Unit	$ 277.42	$ 79.41

Plant Manager Happenings
By Shane Rasset



I hope everyone is enjoying their summer this far. Your facility has been running very well considering the early heat and humidity. We have seen quite a bit of rain around the area as well but it has had no impact on operations excluding some minor detours for plant personnel and vendors. Production has been maintained at the current permit limit of 58 MGY of undenatured ethanol for the previous twelve months.

The facility was shut down for a single day in both February and May to address cleaning of equipment and minor repairs. The next planned outage is set for the end of August and will be 4-5 days. There are quite a bit of projects planned including extensive cleaning done throughout the facility, completing the last of our internal vessel inspections for this ten-year period.

Plant objectives have been to increase efficiency and ensure asset integrity to maximize life expectancy of the equipment and lessen the occurrence of unplanned downtime. We have seen a decrease in natural gas usage thanks to the Energy Center employees and their chief working on valve tuning and changing controls on the dryers and boiler to gain efficiency.

The MPCA has yet to approve our air permit application from spring 2017 to increase production. Part of the delay is due to the agency releasing a new database/permit software that all of our information is rolling over to. The new version is not compatible with previous software used by the agency and it requires all of our information to be manually added and all of the equipment designations to be changed. We have been working closely with the agency to gather all necessary information needed and the latest timeline update is that a draft permit will go to public notice around December.

Your team wishes you the best for the upcoming year.

Shane Rasset

Commodity Talk with Tom Streifel



A recent article stated that China would not fire the first shot in the tariff trade war. Really? Late this past winter they implemented tariffs on U.S. ethanol and two of the past three years they have implemented tariffs on U.S. distillers. The ethanol industry didn't like it, but mostly helpless and just endured it. U.S. ethanol production is still about 10% higher than domestic use, so we are relying on exports to take off the surplus. China was one of the countries that had hopes of being that emerging new demand base. Currently Chicago ethanol prices are only 65% of the value of New York Harbor gasoline, which is a relationship where we believe that ethanol will find its way into energy deficient regions.

The outlook for the 2018 corn crop started the year with high hopes. Initially, Brazil was having production issues, thus our export pace was strong and expected to be that way well into fall. The trade war hype doesn't help, but is believed to be mostly an excuse for the lower prices. It is believe that reality is the current ratings are fantastic with 8 of the top 10 producing states all sporting well above average ratings. Usually there are some areas of the country that are experiencing issues and brings down the ratings, but this year is rare where pretty much all of the prime growing region seems to be enjoying great conditions. So, prospects for a good yield is weighing heavily on prices. Add in the June acres report added 1.1 million more planted area and the net is instead of a situation where corn stocks were feared to tighten to levels that sponsored $4.00 futures, we are now expecting a near repeat of the prior years with adequate stocks. As of early July, spot corn prices for this time of year are the lowest since 2007. Professional money managers continue to sell regardless of the price. Funds went from long 200K contracts to short @ 120K contracts (1.6 billion bushels). Rarely funds can maintain a short through the growing season, but time is quickly running out to threaten their position.